Exhibit 10.20

ALLISON TRANSMISSION HOLDINGS, INC.

INCENTIVE PLAN

(Effective as of January 1, 2011)

SECTION 1. PURPOSE

The purposes of the Plan are to enable the Company and its Subsidiaries to attract, retain, motivate and reward the best qualified executive officers and key employees by providing them with the opportunity to earn competitive compensation directly linked to the Company’s performance.

SECTION 2. DEFINITIONS

Unless the context requires otherwise, the following words as used in the Plan shall have the meanings ascribed to each below, it being understood that masculine, feminine and neuter pronouns are used interchangeably and that each comprehends the others.

(a) “Board” means the Board of Directors of the Company.

(b) “Committee” means the Compensation Committee of the Board or such other committee or subcommittee of the Board or the Compensation Committee as the Board or Compensation Committee shall designate from time to time.

(c) “Common Stock” means the common stock of the Company, par value $0.01 per share, and such other class of stock into which such common stock is hereafter converted or exchanged.

(d) “Company” means Allison Transmission Holdings, Inc.

(e) “Equity Incentive Plan” means the Allison Transmission Holdings, Inc. 2011 Equity Incentive Award Plan, as amended from time to time.

(f) “Participant” means (i) each executive officer of the Company and (ii) each other employee of the Company or a Subsidiary whom the Committee designates as a participant under the Plan.

(g) “Performance Period” means each fiscal year or another period as designated by the Committee.

(h) “Plan” means this Allison Transmission Holdings, Inc. Incentive Plan, as set forth herein and as may hereafter be amended from time to time.

(i) “Subsidiary” means any business entity in which the Company owns, directly or indirectly, fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote, and any other business organization, regardless of form, in which the Company possesses, directly or indirectly, 50% or more of the total combined equity interests.

SECTION 3. AWARDS

(a) Performance Criteria. The Committee may establish the performance objective or objectives that must be satisfied in order for a Participant to receive an award for a Performance Period or may make discretionary payments from the Plan. Performance objectives may be based upon the relative or comparative achievement of performance criteria, whether in absolute terms or relative to the performance of one or more similarly situated companies or a published index covering the performance of a number of companies, as determined by the Committee for the applicable performance period, which performance criteria may include: earnings before interest, taxes, depreciation and amortization; operating earnings; net earnings; income; earnings before interest and taxes; total shareholder return; return on the Company’s assets; increase in the Company’s earnings or earnings per share; revenue; revenue growth; share price performance; return on invested capital; operating income; pre- or post-tax income; net income; economic value added; profit margins; cash flow; improvement in or attainment of expense or capital expenditure levels; improvement in or attainment of working capital levels; return on equity; debt reduction; gross profit; market share; cost reductions; workforce satisfaction and diversity goals; workplace health and safety goals; product quality goals; employee retention; customer satisfaction; customer retention; completion of key projects and strategic plan development and/or implementation; job profit or performance against a multiplier. Performance objectives may be established on a Company-wide basis or with respect to one or more business units, divisions, Subsidiaries or products, or with respect to an individual. When establishing performance objectives for a Performance Period, the Committee may exclude any or all “extraordinary items,” including, without limitation, the charges or costs associated with restructurings of the Company or any Subsidiary, discontinued operations, extraordinary items, capital gains and losses, dividends, share repurchase, other unusual or non-recurring items, and the cumulative effects of accounting changes. The Committee may also adjust the performance objectives for any Performance Period in its discretion, including in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(b) Maximum Amount Payable. The maximum aggregate amount of cash that may be paid to any one Participant during any fiscal year of the Company under the Plan with respect to one or more awards payable in cash shall be US $5,000,000.

(c) Termination of Employment. Unless otherwise determined by the Committee in its sole discretion, if a Participant’s employment terminates for any reason prior to the date on which the award is paid hereunder, such Participants shall forfeit all rights to any and all awards that have not yet been paid under the Plan.

(d) Discretion. Notwithstanding anything else contained in the Plan to the contrary, the Committee shall have the right, in its absolute discretion, (i) to increase, reduce or eliminate the amount otherwise payable to any Participant under the Plan based on individual performance or conduct or any other factors that the Committee, in its discretion, shall deem appropriate and (ii) to establish rules or procedures that have the effect of limiting the amount payable to each Participant to an amount that is less than the maximum amount otherwise authorized under Section 3(b).

(e) Form of Payment. Notwithstanding any other provision in the Plan to the contrary (including, without limitation, the maximum amounts payable under Section 3(b)), the Committee shall have the right, in its discretion, to grant any award in cash, in shares of the Company’s Common Stock under the Equity Incentive Plan, in other awards under the Equity Incentive Plan or in any combination thereof, to any Participant up to the maximum award payable under Section 3(b), based on individual performance or any other criteria that the Committee deems appropriate.

SECTION 4. PAYMENT

Payment of any award amount from the Plan shall be made to each Participant as soon as practicable after the Committee determines the amount of any such award amount. The Committee shall determine whether any bonus payable under the Plan is payable in cash, in shares of Common Stock (including, but not limited to, restricted common stock or restricted stock units) or other awards under the Equity Incentive Plan, or in any combination thereof. The Committee shall have the right to impose whatever conditions it deems appropriate with respect to the award of shares of Common Stock or other awards, including conditioning the vesting of such shares or other awards on the performance of additional service.

SECTION 5. GENERAL PROVISIONS

(a) Administration. The Committee shall be responsible for the administration of the Plan. The Committee shall establish the performance objectives for any fiscal year or other Performance Period determined by the Committee in accordance with Section 3 and determine whether such performance objectives have been obtained. The Committee may prescribe, amend and rescind rules and regulations relating to the administration of the Plan and make all other determinations necessary or advisable for the administration and interpretation of the Plan. Any authority exercised by the Committee under the Plan shall be exercised by the Committee in its sole discretion. Determinations, interpretations or other actions made or taken by the Committee under the Plan shall be final, binding and conclusive for all purposes and upon all persons.

(b) Delegation by the Committee. All of the powers, duties and responsibilities of the Committee specified in this Plan may be exercised and performed by the Committee or any duly constituted committee thereof to the extent authorized by the Committee to exercise and perform such powers, duties and responsibilities, and any determination, interpretation or other action taken by such committee shall have the same effect hereunder as if made or taken by the Committee.

(c) Tax Withholding. The Company shall have the power to withhold, or to require the Participant to remit to the Company, an amount in cash sufficient to satisfy all U.S. federal, state, local and any non-U.S. withholding tax or other governmental tax, charge or fee requirements in respect of any payment under the Plan.

(d) No Guarantee of Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, or confer upon any Participant any right to continue in the employ or retention of the Company.

(e) Unfunded Plan; Plan Not Subject to ERISA. The Plan is an unfunded plan and Participants shall have the status of unsecured creditors of the Company. The Plan is not intended to be subject to the Employee Retirement Income and Security Act of 1974, as amended.

(f) Freedom of Action. Nothing in the Plan shall be construed as limiting or preventing the Company or any of its affiliates from taking any action that it deems appropriate or in its best interest (as determined in its sole and absolute discretion) and no Participant (or person claiming by or through a Participant) shall have any right relating to the diminishment in the value of any award or any associated return as a result of any such action. The foregoing shall not constitute a waiver by a Participant of the terms and provisions of the Plan.

(g) Forfeiture of Award Amounts.

(i)

Forfeiture for Financial Reporting Misconduct. If the Company is required to prepare an accounting restatement due to material noncompliance by the Company with any financial reporting requirement under the securities laws, (x) with respect to any Participant who either knowingly or grossly negligently engaged in the misconduct or knowingly or grossly negligently failed to prevent the misconduct as determined by the Committee or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, such Participant shall forfeit and disgorge to the Company any award amounts (A) received during the twelve (12)-month period following the filing of the financial document embodying such financial reporting requirement or (B) earned based on the materially non-complying financial reporting, and (y) with respect to any Participant who is a current or former executive officer of the Company (as defined under the Securities Exchange Act of 1934) who received incentive compensation under the Plan during the three-year period preceding the date on which the Company is required to prepare such accounting restatement, based on erroneous data, in excess of what would have been awarded or paid to such Participant under such accounting restatement, such Participant shall forfeit and disgorge to the Company such excess incentive compensation.

(ii)	Forfeiture under Applicable Laws or Regulations. In addition to forfeiture for the reasons specified in subsection (i) of this Section 5(g), the Participant shall forfeit and disgorge to the Company any award amounts to the extent required by applicable law or regulations in effect on or after the effective date of the Plan.

(h) Amendment or Alteration. The Board or the Committee may at any time amend, suspend, discontinue or terminate the Plan.

(i) Severability. The holding of any provision of this Plan to be illegal, invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Plan, which shall remain in full force and effect.

(j) Assignment. Except as otherwise provided in this Section 5(j), this Plan shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. Neither this Plan nor any right or interest hereunder shall be assignable by the Participant, his beneficiaries, or legal representatives; provided that nothing in this Section 5(j) shall preclude the Participant from designating a beneficiary to receive any benefit payable hereunder upon his death, or the executors, administrators or other legal representatives of the Participant or his estate from assigning any rights hereunder to the person or persons entitled thereunto. This Plan shall be assignable by the Company to a Subsidiary or affiliate of the Company; to any corporation, partnership or other entity that may be organized by the Company, its general partners or its Participants as a separate business unit in connection with the business activities of the Company or Participants; or to any corporation, partnership or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation, partnership or other entity, or any corporation, partnership, or other entity to or with which all or any portion of the Company’s business or assets may be sold, exchanged or transferred.

(k) No Attachment. Except as required by law, no right to receive payments under this Plan shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

(l) Headings. The Section headings appearing in this Plan are used for convenience of reference only and shall not be considered a part of this Plan or in any way modify, amend, or affect the meaning of any of its provisions.

(m) Rules of Construction. Whenever the context so requires, the use of the masculine gender shall be deemed to include the feminine and vice versa, and the use of the singular shall be deemed to include the plural and vice versa. That this Plan was drafted by the Company shall not be taken into account in interpreting or construing any provision of this Plan.

(n) Governing Law. This Plan and its enforcement shall be governed by, and construed in accordance with, the laws of the State of Indiana, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan to the substantive law of another jurisdiction.